                                                                   EXHIBIT 10.24

                              EMPLOYMENT AGREEMENT

         This employment agreement (the "Agreement"), to be effective on July 19, 2004 (the "Effective Date"), by and between iLinc Communications, Inc., a Delaware corporation (the "Company"), and John S. Hodgson ("Employee").

         WHEREAS, the Company wishes to offer employment to Employee on the terms and conditions expressed herein; and,

         WHEREAS, the Employee wishes to accept employment with the Company on the terms and conditions described herein;

         NOW THEREFORE, in consideration of the mutual premises and conditions contained herein, including the recitals hereto, which, by this reference, are incorporated herein and made a part hereof, the parties agree as follows:

1. EMPLOYMENT. The Company hereby agrees to employ Employee, and Employee hereby accepts employment by the Company, upon the terms and subject to the conditions hereinafter set forth.

2. DUTIES. Employee shall serve as a Senior Vice President and Chief Financial Officer of the Company (the "Position") reporting to the Company's President. Employee's duties and powers shall be those consistent with the Position, with such additional duties or titles as determined necessary and appropriate from time to time by the Company's President. Employee agrees to devote his full time, attention and best efforts to the Company in the performance of Employee's duties. All of the Employee's powers and authorities shall be subject to the reasonable direction and control of the Company's President. Employee acknowledges that the executive offices of the Company will be located in Phoenix, Arizona and that he shall be required to perform his duties under this Agreement from those offices.

3. TERM. Unless earlier terminated in accordance with Section 6 hereof, the term of this Agreement shall be for twelve (12) months (the "Term"), beginning on the Effective Date. The Company shall have the option, but not the obligation, to renew this Agreement for one like period of time as the initial Term by providing no less than sixty (60) days prior written notice of its intent to renew this Agreement.

4. COMPENSATION AND BENEFITS. In consideration for the services of the Employee hereunder, the Company will compensate Employee as follows:

         a. BASE SALARY. Beginning with the Effective Date and continuing thereafter until this Agreement is terminated, Employee shall receive a monthly minimum base salary (the "Base Salary") equal to fourteen thousand five hundred eighty three and 34/100 dollars ($14,583.34) per month. Employee's Base Salary shall be paid in accordance with Company's standard policy regarding payment of compensation to employees but no less frequently than monthly.

         b. BONUS. Commencing with the Effective Date and continuing thereafter until this Agreement is terminated, Employee will be eligible to receive an annual bonus of up to twenty five percent (25%) of the Employee's Base Salary that shall be based upon the Company achieving the revenue targets established by the President, as may be amended hereafter from time to time. Such bonus, if any, shall be payable by the Company to Employee annually as approved by the Compensation Committee of the Company's Board of Directors. Notwithstanding anything to the contrary herein or contained in the writing related hereto, any bonus due to Employee shall be due up to and including the termination date of this Agreement, but no bonus shall accrue after the termination date of this Agreement.

         c. BENEFITS. Employee shall be entitled to medical, dental and retirement benefits which are generally made available to employees of a like position, and specifically Company will pay the total premium costs associated with the medical and dental insurance, not including deductibles and/or co-payments, covering the health of Employee, Employee's spouse and Employee's dependants. During each year of his employment Employee shall be entitled to fifteen (15) days of paid vacation, and such other days of compensated absences, (i.e. sick leave or personal days) in accordance with the Company's policies and procedures as determined from time to time by the President.

5. EXPENSES. It is acknowledged by the parties that Employee, in connection with the services to be performed by him pursuant to the terms of this Agreement, will be required to make payments for travel, meals, hotel, entertainment of business associates, mobile telephone and similar expenses (the "Out of Pocket Expenses"). The Company will reimburse Employee for all reasonable and necessary Out of Pocket Expenses incurred by Employee in the performance of his duties. Employee will comply with such budget limitations, approval and reporting requirements with respect to such Out of Pocket Expenses as the Company may establish from time to time.

6. TERMINATION. Employee's employment will begin on the Effective Date and continue until the end of the Term, including any renewals thereof, except that the employment of Employee hereunder will terminate upon the occurrence of the following events:

         a. BY EMPLOYEE. Employee's employment will terminate upon Employee's notice to Company, in writing at least thirty (30) days prior to Employee's last day of employment, of Employee's intent to terminate this Agreement. In the event of the termination of this Agreement pursuant to this sub-section 6(a), Employee will not be entitled to any Severance Amount (as hereinafter defined) or further consideration, except for any portion of the Base Salary accrued but unpaid from the last monthly payment date to the date of termination and expense reimbursements under Section 5 hereof for expenses incurred in the performance of his duties hereunder prior to termination.

         b. DEATH OR DISABILITY. Employee's employment will terminate immediately upon the death of Employee during the term of his employment hereunder or, at the option of the Company, in the event of Employee's disability, upon 30 days notice to Employee. Employee will be deemed "disabled" if, as a result of Employee's incapacity due to physical or mental illness, Employee shall have been continuously absent from his duties with the company on a full-time basis for 120 consecutive business days, and Employee shall not reasonably be expected to be able to resume his duties within 60 days of the end of such 120 day period. In the event of the termination of this Agreement pursuant to this subsection 6(b), Employee will not be entitled to any Severance Amount (as hereinafter defined) or other compensation except for any portion of his Base Salary accrued but unpaid from the last monthly payment date to the date of termination and expense reimbursements under Section 5 hereof or for expenses incurred in the performance of his duties hereunder prior to termination.

         c. FOR CAUSE. The Company may terminate the Employee's employment "for cause" immediately upon written notice by the Company to Employee. For purposes of this Agreement, a termination will be for Cause if: (i) Employee willfully and continuously fails to perform his duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness); (ii) Employee willfully engages in gross misconduct materially and demonstrably injurious to the Company; (iii) Employee has been convicted of a felony which the President reasonably believes will result in injury to the Company or which would disqualify employee for coverage by the Company's surety bond; (iv) Employee materially breaches the representations contained in Section 9 (Employee Representations) after written notice and failure to cure such breach. In the event of the termination of this Agreement pursuant to this sub-section 6(c), Employee will not be entitled to any Severance Amount (as hereinafter defined) or further consideration, except for any portion of the Base Salary accrued but unpaid from the last monthly payment date to the date of termination and expense reimbursements under Section 5 hereof for expenses incurred in the performance of his duties hereunder prior to termination.

         d. BY COMPANY WITHOUT CAUSE. The Company may terminate this Agreement during the Term at any time for any reason "without cause." In the event of the termination of this Agreement pursuant to this subsection 6(d) and only in that event, then the Company will pay Employee, as Employee's sole remedy in connection with such termination, severance (the "Severance Amount") in an amount determined by multiplying Employee's monthly Base Salary by twelve
              (12) months. The Company will also pay Employee the portion of his Base Salary and bonus accrued but unpaid from the last monthly payment date to the date of termination and expense reimbursements under Section 5 hereof for expenses incurred in the performance of his duties hereunder prior to termination. The Company will pay the Severance Amount in a lump sum and within thirty (30) days of the Employee's last day of employment. The Company will be entitled to offset or mitigate the amount due under this subsection by any other amounts payable to Employee, including amounts payable or paid to Employee by third parties for Employee's services after the date of termination.

7. STOCK OPTIONS. Employee shall be granted an option (the "Option") to purchase from the Company all or any part of a total of 225,000 shares of the Company's Common Stock, par value $.001 per share, at an exercise price equal to the closing price of the Company's Common stock on the date of grant (the "Date of Grant") of the Option. The Option will be an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code. The Option will expire on the day prior to the tenth (10th) anniversary of the Date of Grant, or such earlier date as may be provided in the 1997 Stock Compensation Plan (the "Plan"). Subject to the provisions of Plan, the Option may be exercised as follows; on the date that is six (6) months from the Date of Grant, twenty-five percent (25.000%) of the options granted shall be vested, and thereafter beginning on the first day of the seventh month after the Date of Grant, one thirty-sixth (1/36) of the remaining portion shall vest on the first day of each month, from month to month, until fully vested. In addition to the foregoing stock option grant, Employee will be eligible to participate in the Company's stock option plan and therefore eligible for an annual grant of additional stock options, if any, that are awarded to all of the Company's employees. If Employee is terminated "without cause" under Section 6(d) above, then the effect of the termination of the Employee's employment on such options shall be determined by the terms of the Plan and the option agreement related to such Options. If Employee is terminated "for cause" under Section 6(c) above, then the Options shall be terminated. In the event of a "Change of Control" as defined in the Plan while this Agreement remains in effect, then the Options issued and outstanding to Employee shall immediately vest (100%), and the Employee may exercise his options at any time during the original term of the option agreement (as defined therein), and such termination of this Agreement shall not cause termination or expiration of the Option.

8. CONFIDENTIAL INFORMATION. Employee recognizes and acknowledges that certain assets of the Company and its affiliates, including without limitation information regarding customers, pricing policies, methods of operation, proprietary computer programs, sales, products, profits, costs, markets, key personnel, formulae, product applications, technical processes, and trade secrets (herein called "Confidential Information") are valuable, special and unique assets of the Company and its affiliates. Employee will not, during or after the term of his employment, disclose any of the Confidential Information to any person, firm, corporation, association, or any other entity for any reason or purpose whatsoever, directly or indirectly, except as may be required pursuant to his employment hereunder, unless and until such Confidential Information becomes publicly available other than as a consequence of the breach by Employee of his confidentiality obligations hereunder. In the Event of the termination of his employment, whether voluntary or involuntary, and whether by the Company or Employee, Employee will deliver to the Company all documents and data pertaining to the Confidential Information and will not take with him any documents or data of any kind or any reproductions (in whole or in part) of any items relating to the Confidential Information.

9.  REPRESENTATIONS OF EMPLOYEE.

         a. NON-COMPETITION AND NON-SOLICITATION. For the period beginning with the Effective Date and continuing thereafter until the expiration of twelve (12) months after termination of Employee's employment with the Company, then Employee covenants, warrants and represents that he will not: (i) engage directly or indirectly, alone or as a shareholder, partner, officer, director, employee or consultant of any other business organization, including as an agent or reseller of another company that engages in any business activities that are directly competitive with the Company, including but not limited to the web conferencing, eLearning or audio conferencing industries; (ii) divert to any competitor of the Company any customer of the Company or induce a customer to cease doing business with the Company or, (iii) solicit or encourage any employee of the Company to leave their employment with the Company or seek employment by or with any competitor of the Company or hire directly or indirectly any employee of the Company. The parties hereto acknowledge that Employee's non-competition obligations hereunder will not preclude Employee from owning less than 5% of the common stock of any publicly traded corporation conducting business activities that are competitive with the Company or serving as an officer, director, stockholder or employee of an entity whose business operations are not competitive with those of the Company. Employee will continue to be bound by the provisions of this Section 9 until their expiration and will not be entitled to any compensation from the Company with respect thereto. If at any time the provisions of this Section 9 are determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 9 will be considered divisible and will become and be immediately amended to only such area, duration, scope of activity as will be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and Employee agrees that this Section 9 as so amended will be valid and binding as though any invalid or unenforceable provision had not been included herein.

         b. GENERAL REPRESENTATIONS. As of the Effective Date, Employee expressly warrants and represents to the Company that: (i) All employment agreements, employment letters or employment relationships, whether as an employee or as an independent contractor, have been terminated (ii) The execution and delivery of this Agreement does not violate any provision of any existing employment agreement to which Employee is a party and which on the Effective Date remain in effect; and (iii) Employee is not (by virtue of any act or omission) in violation of any non-competition or like covenant that would have the effect of prohibiting Employee from lawfully engaging in the activities contemplated by this Agreement.

10. GENERAL.

         a. NOTICES. All notices and other communications hereunder will be in writing or by written telecommunication, and will be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested or by written telecommunication, to the relevant address set forth below, or to such other address as the recipient of such notice or communication will have specified to the other party hereto in accordance with this Section 10(a):

                 If to the Company, to:                  If to Employee:

                 iLinc Communications, Inc.              John S. Hodgson
                 2999 N. 44th Street, Suite 650          12850 South 71st Street
                 Phoenix, Arizona 85018                  Tempe, Arizona  85284
                 Attn: President                         480-730-6092 (Home)
                 Fax No.: (602) 952-0544                 jackhodgson@cox.net


         b. WITHHOLDING AND OFFSET. All payments required to be made by the Company under this Agreement to Employee will be subject to the withholding of such amounts, if any, relating to federal, state and local taxes as may be required by law. All payments under this Agreement will be subject to offset or reduction attributable to any amount Employee may owe to the Company.

         c. EQUITABLE REMEDIES. Each of the parties hereto acknowledges and agrees that upon any breach by Employee of his obligations under any of the Sections 8 and 9 hereof, the Company will have no adequate remedy at law, and accordingly will be entitled to specific performance and other appropriate injunctive and equitable relief.

         d. SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision will be fully severable and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable. Any and all covenants and obligations of either party hereto which by their terms or by reasonable implication are to be performed, in whole or in part, after the termination of this Agreement, shall survive such termination, including specifically the obligations arising under
              Sections: 6, 7, 8 and 9.

         e. WAIVERS. No delay or omission by either party hereto in exercising any right, power or privilege hereunder will impair such right, power or privilege, nor will any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

         f. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument.

         g. CAPTIONS. The captions in this Agreement are for convenience of reference only and will not limit or otherwise affect any of the terms or provisions hereof.

         h. REFERENCE TO AGREEMENT. Use of the words "herein," "hereof," "hereto " and the like in this Agreement refer to this Agreement only as a whole and not to any particular subsection or provision of this Agreement, unless otherwise noted.

         i. BINDING AGREEMENT. This Agreement will be binding upon and inure to the benefit of the parties and will be enforceable by the personal representatives and heirs of Employee and the successors of the Company. If Employee dies while any amounts would still be payable to him hereunder, such amounts will be paid to Employee's estate. This Agreement is not otherwise assignable by Employee.

         j. ENTIRE AGREEMENT. Except as provided in the benefit plans and programs referenced herein, this Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof and may not be amended except by a written instrument hereafter signed by each of the parties hereto. Any modification of this Agreement shall be effective only if it is in writing and signed by the parties hereto.

         k. GOVERNING LAW. This Agreement and the performance hereof will be construed and governed in accordance with the laws of the State of Arizona, without regard to its choice of law principles.

         l. ATTORNEYS' FEES. If legal action is commenced by either party to enforce or defend its rights under this Agreement, the prevailing party in such action shall be entitled to recover its court costs and reasonable attorneys' fees, including expert witnesses fees actually incurred which shall be awarded to the that party, in addition to any other relief granted.

         m. AUTHORITY. The signatories to this Agreement represent and warrant that such signatory has the authority to enter into this Agreement, and that neither that signatory nor the party on whose behalf this Agreement may be signed has assigned any claims related to the parties' relationship or this Agreement to any person or entity.

11. BINDING ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or breach thereof, shall be settled exclusively by arbitration in Phoenix, Arizona, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. A sole arbitrator shall conduct Arbitration and he shall render his award, if any, within five (45) days of the arbitration hearing. Judgment upon the award rendered by the arbitrator may be entered in, and enforced by, any court having jurisdiction thereof. The award of the arbitrator may grant any relief consistent with the terms and provisions of this Agreement, in law or in equity; and the award may contain a provision for payment of costs and attorney's fees to the prevailing party.

         EXECUTED to be effective as of the Effective Date first written above.


ILINC COMMUNICATIONS, INC.             EMPLOYEE:




By: ______________________________     By: ___________________________________
         James M. Powers, Jr.,                   John S. Hodgson,
         President                               Individually


Date: ___________________________      Date: _____________________________